Exhibit 10.39
SEPARATION AGREEMENT AND RELEASE
THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made and entered into as of the 25th day of February, 2010, by and between Willbros United States Holdings, Inc. (“Willbros”) and its affiliate, Integrated Service Company, LLC (“InServ”) (collectively, “Company”), and Arlo B. DeKraai (“Executive”) and is effective February 28, 2010.
RECITALS
A. Executive is currently employed by Company and serves as Executive Vice President of Willbros Group, Inc., the parent company of Company (“WGI”), pursuant to an Employment Agreement dated November 20, 2007, as amended by Amendment No. 1 to Employment Agreement dated December 30, 2008, between InServ and Executive (the “Employment Agreement”).
B. Company and Executive have negotiated a mutual understanding with regard to an early termination of the Employment Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the parties agree as follows:
TERMS
1. Termination of Employment and Board Continuation: Executive’s employment with Company will terminate effective February 28, 2010 (the “Termination Date”). Executive further resigns his position as an officer of WGI and as an officer and/or director of Willbros, InServ and each subsidiary and/or affiliate of Company effective on the Termination Date, except that Executive will continue to be a director of WGI until the end of his term as a director, and thereafter, subject to his being nominated and elected in accordance with WGI’s Bylaws and procedures. As a director of WGI, Executive will be entitled to receive compensation as a non-employee member of the Board of Directors of WGI from and after November 30, 2010, except that Executive hereby declines any Initial Award under the WGI 2006 Director Restricted Stock Plan. Executive will receive his regular base salary through the Termination Date and payment for any accrued and unused vacation on the regular Company payday for management employees next following the Termination Date. Such payments shall be made in conformity with Company’s payroll policy covering management employees.
2. Continuing Obligations Related to the Employment Agreement: Except as otherwise specified herein, the rights and obligations of the parties set forth in the Employment Agreement shall terminate on the Termination Date. Executive’s obligations with respect to Confidential Information contained in Article II of the Employment Agreement shall continue in effect, and, in the event of a breach of any of said obligations by Executive, Company shall retain all remedies available to it as set forth in the Employment Agreement.

3. Separation Payment: In consideration of the release and other obligations of Executive as set forth below, Company will pay to Executive, on or before November 30, 2010, the lump sum amount of $300,000 less standard payroll withholding (the “Separation Payment”). The Separation Payment constitutes a benefit to which Executive is not otherwise entitled under the Employment Agreement or any other agreement, promise or Company sponsored benefit plan.
4. Medical Insurance Coverage: Coverage for Executive and his eligible dependents under Company’s Group Medical Plan and the Group Accident and Medical Expense Reimbursement Insurance Policy will continue through November 30, 2010, or the date that said coverage is terminated for all participants, whichever occurs first. Provided, however, that such coverage shall cease if Executive becomes an employee of any employer offering group medical coverage for which Executive is eligible during such period. Executive acknowledges that such extension of coverage may result in taxable income to Executive for federal income tax purposes. Company acknowledges that, following November 30, 2010, Executive shall be entitled to continue participation for a limited period of time in Company’s Group Medical Plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Such limited period of time will be determined under the COBRA regulations. Detailed information concerning the costs and procedures applicable to such medical coverage will be provided separately by Company.
5. Vesting of Restricted Stock: Executive has been granted 38,193 shares of restricted stock under the WGI 1996 Stock Plan, as amended, ownership of a portion of which has not yet vested in Executive pursuant to the terms of the Restricted Stock Award Agreements evidencing such grants. Executive’s employment termination will be treated as a voluntary termination by Executive. Accordingly, Executive acknowledges that the vesting of Executive’s unvested shares is subject to the determination of the WGI Compensation Committee. Subject to the approval of the WGI Compensation Committee, Executive’s restricted shares will vest on the Termination Date. Executive acknowledges that standard payroll withholding will be due on such shares when vested on the Termination Date. Executive has elected to satisfy the withholding requirements by paying cash to discharge the payroll obligation, such payment to be made no later than 10 days following the Termination Date.
6. Other Benefits: With the exception of the payments and benefits specifically set forth in this Agreement, Executive shall not be entitled to accrual of any further benefits or payments under any Company plan. However, this Agreement shall not waive Executive’s right to any vested benefit under any Company sponsored pension or retirement plan.
7. Certification of Code of Business Conduct and Ethics: In accordance with Company policy, Executive shall acknowledge his compliance with the Willbros Group, Inc. Code of Business Conduct and Ethics and WGI’s Foreign Corrupt Practices Act Compliance Policy by completing, signing and returning to Company a certification of compliance with the referenced policy with respect to that portion of calendar year 2010 preceding the Termination Date.

8. Non-Competition; Non-Solicitation: Executive agrees that, between the date hereof and November 30, 2010, and for so long thereafter as Executive is a director of WGI, Executive will not, either individually or as owner, partner, agent, employee, or consultant, engage in any activity competitive with the Company or any of its affiliates and will not, on his own behalf or that of any third party, directly or indirectly hire, discuss employment with, or recommend to any third party the employment of any employee of Company or any of its affiliates who was actively employed by Company or any of its affiliates during the period of Executive’s employment with Company without regard to whether that employee has subsequently terminated his or her employment with Company.
9. Release by Executive of Company: Except for the obligations specifically set forth in this Agreement, Executive fully and forever relieves, releases, and discharges Company, its predecessors, successors, parent, subsidiaries, operating units, affiliates, divisions, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action, whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive’s employment with and termination from Company. This release also includes but is not limited to a release by Executive of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge or retaliation in violation of statutes or public policy, breach of any express or implied covenant of good faith and fair dealing, that Company has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims. Executive is not waiving any rights or claims that may arise after this Agreement is signed by Executive, or any claims related to Company’s non-performance of this Agreement or the Employment Agreement.
10. Indemnification and Continued Cooperation: Nothing in this Agreement shall affect any of Executive’s rights with respect to full coverage and indemnification under the relevant director and officer liability insurance coverages to which Executive is entitled in his capacity as a former officer of InServ and WGI and a former officer or director of certain Company affiliates. Executive agrees to assist Company, its affiliates and their respective attorneys in any litigation, claim, dispute, or governmental investigation brought by or against Company or any of its affiliates as to which Executive may have knowledge of the facts and circumstances. Executive agrees to immediately notify Company upon receipt of any subpoena or deposition notice compelling his testimony related to matters arising out of his employment with Company.
11. Severability: In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions herein shall remain in full force and effect.
12. Governing Law: This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law or other provision that would require reference to the laws of another jurisdiction, and the parties hereby agree to submit all disputes not amicably resolved to the exclusive jurisdiction of the federal and state courts located in Harris County, Texas.

13. Authorization: Each person signing this Agreement as a party or on behalf of a party represents that he or she has consulted with counsel regarding the contents of this Agreement, fully understands its meaning and intent, and is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

Dated:February 26, 2010	/s/ Arlo B. DeKraai

Arlo B. DeKraai

Willbros United States Holdings, Inc.

Dated:February 26, 2010	By:	/s/ Van A. Welch

		Name:	Van A. Welch
		Title:	Senior Vice President and CFO

Integrated Service Company, LLC

Dated:February 26, 2010	By:	/s/ Mark Dolan

		Name:	Mark Dolan
		Title:	Senior Vice President Finance & Administration

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